Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 17, 2018 on our audits of the consolidated financial statements of Air Industries Group and Subsidiaries (the “Company”) as of and for the years ended December 31, 2017 and 2016, respectively, which report was included in the Annual Report on Form 10-K of the Company filed April 17, 2018 in the Company’s Registration Statements on Form S-3 (Registration No. 333-198375), Form S-1 (Registration No. 333-219490) and Form S-8 (Registration Nos. 333-191560, 333-206341 and 333-219487).

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

April 17, 2018